Exhibit 10.1

PANERA BREAD COMPANY

2005 LONG-TERM INCENTIVE PROGRAM
RESTRICTED STOCK AGREEMENT
(Granted under 2006 Stock Incentive Plan)

AGREEMENT (the “Agreement”) made as of the                       (the “Grant Date”), between Panera Bread Company (the “Company”), a Delaware corporation having a principal place of business in Richmond Heights, Missouri, and                             (the “Participant”).

WHEREAS, pursuant to the 2005 Long-Term Incentive Program (the “LTIP”), the Company desires to grant to the Participant shares of its Class A Common Stock, $.0001 par value per share (“Common Stock”), subject to certain restrictions set forth in this Agreement, under and for the purposes set forth in the Company’s 2006 Stock Incentive Plan (the “Plan”) and the LTIP; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan or the LTIP, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF RESTRICTED SHARES; LEGEND.

The Company hereby grants to the Participant an aggregate of                       shares of Common Stock, subject to adjustment, as provided in Section 4 hereof (the “Restricted Shares”), and on the terms and conditions and subject to all the limitations set forth herein; provided, however, that the Restricted Shares are nontransferable and may not be sold, assigned, pledged or otherwise encumbered or disposed of by the Participant, and are subject to a risk of forfeiture to the Company, during the Restricted Periods commencing on the date of this Agreement and ending on the dates set forth in Section 2 hereof. Prior to the time shares become transferable and nonforfeitable (“Vested”), the certificate evidencing such Restricted Shares, or if issued in electronic form or book-entry credit, such electronic form or credit, shall bear a legend indicating their nontransferability and forfeitability, and shall be held by the Company, together with a stock power endorsed in blank by the Participant.

2.	RESTRICTED PERIODS AND VESTING.

Subject to the terms and conditions set forth in this Agreement, the Plan and the LTIP, the Restricted Shares granted hereby shall become Vested, rounded to the nearest whole share, as follows:

On the second anniversary of the date of this Agreement	25% of the Restricted Shares

On the third anniversary of the date of this Agreement	an additional 25% of the Restricted Shares

On the fourth anniversary of the date of this Agreement	an additional 25% of the Restricted Shares

On the fifth anniversary of the date of this Agreement	an additional 25% of the Restricted Shares

If the Participant ceases to be an employee of the Company or of an affiliate of the Company (for any reason other than the death or Disability of the Participant), any Restricted Shares which are not Vested on the date of the Participant’s termination of employment, as well as any Accrued Dividends (as defined below) with respect to such Restricted Shares, shall be forfeited to the Company.

In the event the Participant’s employment is terminated by the Company or an affiliate of the Company for Cause, the Company shall be entitled, to the extent permitted by law, to recover from the Participant any and all Restricted Shares which previously became Vested, as well as any Accrued Dividends paid with respect to such Restricted Shares.

In the event of the death or Disability of the Participant while an employee of the Company or an affiliate of the Company, a pro rata portion of any additional Restricted Shares as would have become Vested had the Participant not died or sustained a Disability prior to the end of the vesting accrual period which next ends following the date of death or Disability shall become Vested, rounded to the nearest whole share. The proration shall be based upon the number of days during the vesting accrual period prior to the date of death or Disability. Any remaining Restricted Shares which have not become Vested on the date of the Participant’s death or Disability, as well as any Accrued Dividends with respect to such Restricted Shares, shall be forfeited to the Company.

As soon as practicable following the date that any Restricted Shares become Vested under this Section 2, the Company shall deliver to the Participant or, in the event of the Participant’s death, the Participant’s Designated Beneficiary a certificate for such shares and the related stock power held by the Company pursuant to Section 1 hereof, or release the restrictions placed on the shares, if issued in electronic form or book-entry credit.

3.	DIVIDEND AND VOTING RIGHTS.

Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Shares, during the Restricted Periods, the Participant shall have the right to receive dividends and distributions with respect to the Restricted Shares and to vote such Restricted Shares. Notwithstanding the foregoing, any dividends or distributions, whether in cash, stock or property, declared and paid by the Company with respect to Restricted Shares that are not Vested (“Accrued Dividends”) shall be paid to the Participant, without interest, only if and when such Restricted Shares become Vested in accordance with Section 2.

4.	CAPITAL CHANGES, CHANGE IN CONTROL AND OTHER ADJUSTMENTS.

The Plan and the LTIP contain provisions covering the discretion of the committee of the board of directors and/or plan administrator to which certain responsibilities have been delegated with regard to the treatment of Restricted Stock, as defined in such Plan and LTIP (which includes the Restricted Shares), in certain transactions affecting the Common Stock and Change in Control (as defined in the LTIP). Provisions in the Plan and the LTIP for adjustment with respect to Restricted Stock and the related provisions apply to the Restricted Shares and are incorporated in this Agreement by reference.

5.	TAXES.

The Participant acknowledges that upon the date any Restricted Shares granted hereby become Vested (or, in the event that the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, upon the date of this Agreement with respect to all Restricted Shares) the Participant will be deemed to have taxable income measured by the then Fair Market Value of such Restricted Shares and any Accrued Dividends with respect to such Restricted Shares. The Participant acknowledges that any income or other taxes due from him or her with respect to such Restricted Shares and any Accrued Dividends with respect to such Restricted Shares shall be the Participant’s responsibility.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration or Accrued Dividends with respect to the Restricted Shares, in kind from the Restricted Shares, and other Restricted Stock otherwise granted to the Participant. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

6. NO OBLIGATION TO MAINTAIN RELATIONSHIP; ACKNOWLEDGMENT.

The Company is not by this Agreement, the LTIP or the Plan granting the Participant any right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under this Agreement, the LTIP or the Plan.

7.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Panera Bread Company

6710 Clayton Road

Richmond Heights, MO 63117

ATTN: Director, Compensation & Benefits
Facsimile: (314) 633-7220

If to the Participant:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

8.	GOVERNING LAW.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

9.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan, the LTIP and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

10.	ENTIRE AGREEMENT.

This Agreement, and the grant made hereby, is subject to the terms and conditions of each of the Plan and LTIP which are incorporated herein by reference. This Agreement, together with the Plan and the LTIP, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan and the LTIP.

11.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan or the LTIP.

12.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

13. ACKNOWLEDGMENTS

By executing this Agreement, the Participant acknowledges (a) he or she has been provided access to a copy of the Plan and the LTIP, and that all decisions, determinations and interpretations of the Committee in respect of the Plan, the LTIP and this Agreement shall be final and conclusive, and (b) his or her obligations under the Confidentiality and Proprietary Information and Non-Competition Agreement with Panera, LLC. and any other confidentiality and non-competition agreement with Panera, LLC or the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

PANERA BREAD COMPANY

By:
Ronald M. Shaich
Chairman, Chief Executive Officer

Participant